Exhibit 16

[Arthur Andersen LLP Letterhead]

May 15, 2002

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Dear Sir/Madam:

We have read the five paragraphs of Item 4 included in the Form 8-K of Coventry Health Care, Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

By: /s/ Arthur Andersen LLP

Arthur Andersen LLP

Cc:   Mr. Dale Wolf, Coventry Health Care, Inc.